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                                                                   EXHIBIT 10(c)

                         R.R. DONNELLEY & SONS COMPANY
                        SENIOR MANAGEMENT INCENTIVE PLAN


  1.   Purpose.  To promote the growth and profitability of R.R. Donnelley &
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Sons Company (the "Company") and its subsidiaries, and to provide senior officers and other key executives of the Company and its subsidiaries with incentives to achieve corporate objectives, and to attract and retain officers and other key management employees of outstanding competence, all with a view towards enhancing shareholder value, the Committee hereinafter designated may grant Performance Awards to eligible officers and other key management employees on the terms and subject to the conditions stated in this Plan.

  2.   Eligibility.  Senior officers and other key management employees of the
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Company and its subsidiaries, under selection guidelines to be established by the Committee, shall be eligible, upon selection by the Committee, to receive Performance Awards as the Committee, in its discretion, shall determine.

  3.   Administration of the Plan.  The Plan shall be administered by the Human
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Resources Committee of the Board of Directors (the "Committee").  The Committee
shall, subject to the terms of the Plan, establish selection guidelines; select eligible officers and key management employees for participation; and determine the terms and conditions of the Performance Awards. The Committee may establish rules and regulations for the administration of the Plan, interpret the Plan, and impose, incidental to the grant of a Performance Award, conditions with respect to competitive employment or other activities not inconsistent with or conflicting with the Plan. All such rules, regulations and interpretations relating to the Plan adopted by the Committee shall be conclusive and binding on all parties. All Performance Awards under this Plan shall be evidenced by written instruments issued by the Company to the participants, and no such award shall be valid unless so evidenced.

  4.   Effective Date and Term of Plan.  The Plan shall become effective as of
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January 1, 1998 upon approval of the Committee and shall continue in effect until terminated by the Committee.

  5.   Amendments.  The Plan may be amended or terminated by the Committee in
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any respect except that no amendment may be made which would adversely affect the rights of a participant under a Performance Award granted and outstanding prior to the date such amendment is adopted.

  6.   Form of Award.  Performance Awards shall be made in terms of a stated
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potential performance target determined by reference to the level of achievement of corporate, group, division, individual or other specific objectives over a period of one fiscal year of the Company, as determined by the Committee in its sole discretion. An amount
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equal to the earned Performance Award for the fiscal year shall be added to or subtracted from the participant's Bank Balance, as appropriate, upon determination of the award. Any Performance Award may be increased or decreased, in the discretion of the Committee, to reflect any special circumstances that the Committee deems significant, and each Performance Award granted hereunder shall so state. There shall be no maximum amount payable each fiscal year under the Plan based on the executive's Target Award, however an award may be negative, resulting in the reduction of the executive's Bank
Balance as set forth above.   Except as set forth in paragraph 9 of this Plan,
no rights or interests of any kind shall be vested in an individual receiving a Performance Award until the conclusion of the period and the determination of the level of achievement specified in the award.

  7.   Administrative Credit.  Upon selection for participation by the
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Committee, a "Bank Balance" shall be established for each participant in the
Plan. Initially the Bank Balance will be credited with an amount equal to such participant's Target Award for the initial Performance Period (the "Administrative Credit").

  8.   Bank Balance.  An amount equal to the earned Performance Award for the
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fiscal year shall be added to or subtracted from the participant's Bank Balance, as appropriate, upon determination of the award. A participant's Bank Balance may be less than zero. If a participant's Bank Balance exceeds the amount of such participant's Administrative Credit, a percentage of such participant's
Bank Balance, as determined by the Committee, shall be paid to the participant at fiscal year end, and the remainder of the Bank Balance shall carry over to become the participant's beginning Bank Balance for the following fiscal year. Notwithstanding the foregoing, a payout to a participant may not reduce such participant's Bank Balance to an amount less than such participant's Administrative Credit.

  9.   Treatment upon Separation or Termination.  Prior to any payment to a
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participant under this Section 9, such participant's Bank Balance shall be reduced by the amount of such participant's Administrative Credit; provided that such participant's Bank Balance shall not be reduced to an amount less than zero.

(a) Death.  Notwithstanding Section 8, if a participant shall cease to be
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employed by the Company at any time while a participant in this Plan by reason of death, the Company shall pay to the participant's executor, administrator, personal representative or beneficiary such participant's Bank Balance in excess of such participant's Administrative Credit, including an estimate of the Performance Award which would have been earned during the fiscal year in which death occurred pro rated through the date of death. The foregoing payment shall be made at the first Committee meeting held following the date of death.

(b) Disability. If a participant shall cease to be employed by the Company at
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any time while a participant in this Plan by reason of total and permanent disability, an amount equal to the estimated Performance Award which would have been earned during the fiscal year in

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which the disability occurred, pro rated through the date of disability, shall be added to such participant's Bank Balance. Notwithstanding Section 8:

     (1) the Company shall pay the participant one-third (33%) of the participant's Bank Balance in excess of such participant's Administrative Credit on the date which the next payment would otherwise be made to participants, one-half (50%) of the remaining Bank Balance in excess of such participant's Administrative Credit on the date the second subsequent payment would otherwise be made to participants and the remainder of the Bank Balance in excess of such participant's Administrative Credit on the two-year anniversary of the disability, in each case only if the participant continues to receive disability payments from the Company on and through such date;

     (2) if at any time after the date of the disability the participant ceases to receive disability payments and the participant is not then employed full-time by the Company or any of its affiliates, the participant's Bank Balance shall be forfeited unless the Committee specifically authorizes payment of all or a portion of the Bank Balance to such participant;

     (3) if at any time after the date of the disability the participant ceases to receive disability payments and resumes full-time employment with the Company or any of its affiliates in a capacity in which such participant may resume participation in the Plan, a new Administrative Credit shall be added to such participant's remaining Bank Balance and the participant shall resume participation in the Plan pursuant to the terms of the Plan; and

     (4) if at any time after the date of disability the participant ceases to receive disability payments and resumes full-time employment with the Company or any of its affiliates in a capacity in which such participant may not resume participation in the Plan, the Company shall make any payments pursuant to section 9(b)(1) which have not yet been made on the dates which the next applicable payments are made, or would be made, to participants in the Plan.

(c)  Retirement.  If a participant shall cease to be employed by the Company at
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any time while a participant in this Plan by reason of retirement on or after age 65 or retirement on or after age 55 with the consent of the Company, on the date of each of the next three payments made, or which would otherwise be made, to participants the Company shall pay the participant an amount equal to one-third (33%) of the participant's Bank Balance in excess of such participant's Administrative Credit on the date of retirement, including an estimate of the Performance Award which would have been earned during the fiscal year in which retirement occurred pro rated through the date of retirement; provided, however, that such participant's Bank Balance shall be forfeited if the participant directly or indirectly accepts employment by or serves as a consultant, agent, stockholder, corporate officer or director of, or in any other representative capacity for, any entity which is engaged in a line of business in a geographic area in which the Company (either directly or through a subsidiary or affiliate)

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is engaged on the date of such participant's retirement and which is a competitor of the Company or any of its subsidiaries.

(d)  Change in Control. If a "Change in Control" as defined in the R.R.
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Donnelley & Sons Company 1995 Stock Incentive Plan and successor plans thereto shall occur while a participant is employed by the Company and while this Plan is in effect, an amount equal to such participant's Target Award for the fiscal year in which the change in control occurred, pro rated through the "Acceleration Date" (as defined in the 1995 Stock Incentive Plan), shall be added to such participant's Bank Balance. The participant's Bank Balance shall be paid out pursuant to the terms of such participant's change in control agreement.

(e)  Other Separations. If a participant shall cease to be employed by the
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Company at any time prior to a change in control while a participant in this
Plan for any reason other than death, total and permanent disability, retirement on or after age 65 or retirement on or after age 55 with the consent of the Company, the participant's Bank Balance, including any Performance Award for the fiscal year in which such cessation of employment occurs, shall be forfeited unless the Committee specifically authorizes payment to such participant of all or a portion of such particpant's Bank Balance in excess of such participant's Administrative Credit.

     10.  Miscellaneous. (a) Award Confers No Right to Employment. Nothing in
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this Plan or any Award granted hereunder shall be construed as an employment contract or as otherwise conferring upon a participant any right to remain in the employ of the Company or any of its subsidiaries.

(b)  Withholding Taxes. The Company may, in its discretion, deduct any such
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required withholding taxes from the amount to be paid under any Award granted hereunder or from any other amount then or thereafter payable by the Company to a participant.

(c)  Interest.  No interest shall accrue at any time on any participant's Bank
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Balance.

(d)  Successors.  Awards granted hereunder shall be binding upon and inure to
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the benefit of any successor or successors to the Company.

(e)  Governing Law.  This Plan and the Awards granted hereunder shall be
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governed in accordance with the laws of the State of Illinois.

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                                   EXHIBIT A
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                 1998 AWARD UNDER R.R. DONNELLEY & SONS COMPANY
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                        SENIOR MANAGEMENT INCENTIVE PLAN
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As used in an award issued under the above-captioned plan (an "Award"), the following terms when capitalized shall have the following respective meanings:

Base Annual Salary.  The base salary established by the Committee for a
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participant for the calendar year covered by an Award, provided that in the case
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that an Award is granted as of a date subsequent to the first day of a calendar year, there shall be included as Base Annual Salary only that pro rata portion of such base salary applicable to the period included in the calendar year subsequent to the effective date of the Award.

Target Award.  A percentage of the participant's Base Annual Salary to be added
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to the participant's Bank Balance to the extent that the Performance Goals established for the participant in an Award are satisfied.

Performance Period.  The calendar year for which an Award is granted as set
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forth in the Award.

Performance Factor.  Economic Value Added (EVA), Earnings Per Share (EPS), MBOs
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and Strategic Inclusion Plan (SIPs), each as defined below.

Performance Goal.  The performance goals set forth in the Award in respect of a
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Performance Factor.

Economic Value Added.  EVA is defined as Earnings after the Cost of Capital
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calculated as follows:

         Revenues
       - Operating Costs
       - Depreciation
       - Taxes
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       = Net Operating Profit
         After Tax
       - *c% x Net Capital
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       = EVA

        *c = Weighted Average Cost of Capital

The Committee has the authority to exclude from the EVA calculation such extraordinary, unusual or non-recurring charges as the Committee in its discretion deems appropriate.

Earnings Per Share.  EPS is defined as the income per basic share of common
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stock of the Company for the Performance Period as determined for purposes of reporting in the Company's annual report to shareholders for the Performance Period. The Committee has authority to exclude from the EPS calculation such extraordinary, unusual or non-recurring charges as the Committee in its discretion deems appropriate.

MBOs.  MBOs are defined as personal objectives approved by the Chairman of the
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Company.

Strategic Inclusion Plan.  SIPs are defined as objectives related to the
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Company's Diversity Initiative.



The Committee's determination with respect to each of the terms defined above shall be binding and conclusive on the participant and any persons claiming benefits on behalf or on account of the participant.